As filed with the United States Securities and Exchange Commission on August 8, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAMECO CORPORATION

(Exact name of registrant as specified in its charter)

Canada	98-0113090
(State or other jurisdiction of incorporation or Organization)	(I.R.S. Employer Identification No.)

2121 — 11th Street West

Saskatoon, Saskatchewan

Canada

S7M 1J3

(Address of Principal Executive Offices and Zip Code)

Cameco Corporation Employee Share Ownership Plan

for Employees of Non-Canadian Participating Affiliates

(Full title of the plan)

Cristina Giffin

Power Resources, Inc., Smith Ranch-Highland Operation

762 Ross Road

Douglas, Wyoming 82633

(Name and address of agent for service)

(307) 358-6541

(Telephone number, including area code, of agent for service)

Copies To:

Kerry Shannon Burke Matthew C. Franker	Sean Quinn Senior Vice-President,
Covington & Burling LLP	Chief Legal Officer and
One CityCenter 850 Tenth Street, N.W. Washington, D.C. 20001 (202) 662-6000	Corporate Secretary Cameco Corporation 2121 — 11th Street West Saskatoon, Saskatchewan Canada S7M 1J3 (306) 956-6200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Cameco Corporation, a corporation organized under the laws of Canada (the “Company” or the “Registrant”) pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 100,000 shares of the Company’s common stock, no par value (the “Common Stock”) which may be issued pursuant to the Cameco Corporation Employee Share Ownership Plan for Employees of Non-Canadian Participating Affiliates (as amended and restated, the “Plan”) and consists of only those items required by General Instruction E. In accordance therewith, the Company hereby incorporates herein by reference the contents of the Registration Statement on Form S-8 filed by the Company with respect to the Plan on May 30, 2014 (Registration Statement File No. 333-196422), together with all exhibits filed therewith or incorporated therein by reference to the extent not otherwise amended or superseded by the contents hereof.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed with the Commission by the Company, pursuant to the Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)	the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2023, filed with the Commission on March 22, 2024;

(b)

all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s annual report incorporated by reference herein pursuant to (a) above; and

(c)

the description of the Company’s Common Shares contained in the Company’s Annual Report on Form 40-F for the fiscal year ended December  31, 2023 (under the headings “Investor information – Common shares” and “Investor information – Ownership and voting restrictions”) as filed with the Commission on March 22, 2024.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities registered hereby have been sold or which deregisters such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except for information furnished to the Commission that is not deemed to be “filed” for purposes of the Exchange Act (such documents, and the documents listed above, being hereinafter referred to as the “Incorporated Documents”). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Plan are available without charge to participants by contacting Sean Quinn, Corporate Secretary, Cameco Corporation 2121 — 11th Street West, Saskatoon, Saskatchewan Canada S7M 1J3.

Item 6. Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the “CBCA”), a corporation may indemnify a present or former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may not indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful. Each of the aforementioned individuals are entitled to the indemnification provided above from a corporation as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfills conditions (i) and (ii) above. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out in (i) and (ii) above. The indemnification or the advance of any moneys may be made in connection with a derivative action only with court approval and only if the conditions in (i) and (ii) above are met.

The by-laws of the Registrant provide that, subject to the CBCA, the Registrant shall indemnify a director or officer, a former director or officer, or an individual who acts or acted at the Registrant’s request as a director or officer, or in a similar capacity of another entity, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other action or proceeding to which such individual was involved because of that association with the Registrant or other entity, if (i) the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful. The Registrant also has agreements with each director and officer to provide indemnification to the extent permitted under the CBCA.

Under the CBCA, a corporation may purchase and maintain insurance for the benefit of any of the aforementioned individuals against any liability incurred by the individual in his or her capacity as a director or officer of the corporation, or in his or her capacity as a director or officer, or similar capacity, of another entity, if the individual acted in such capacity at the corporation’s request. The by-laws of the Registrant also provide that the Registrant may purchase, maintain or participate in insurance against the risk of its liability to indemnity persons as set forth to the foregoing paragraph. The Registrant has purchased third party director and officer liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company shall advance moneys to a director, officer or other individual for the costs, charges and expenses of such proceedings. The individual shall repay the moneys if the individual does not fulfill the conditions of (i) and (ii) above.

Bylaw No. 7 of the Company further provides that the above described indemnification provisions are not exclusive of any other rights to which any individual seeking indemnification may be entitled under any agreement, vote of shareholders or directors, at law or otherwise.

The Company maintains policies of insurance for its directors and officers and those of its subsidiaries. In aggregate the policy limit under current policies is Cdn$150 million, of which Cdn$50 million is available solely for reimbursement to directors and officers. Reimbursement coverage is subject to a Cdn$5 million deductible for each claim.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

4.1	Cameco Corporation Articles of Incorporation and Amendments (incorporated by reference to Exhibit 1 to the Registrant’s Report on Form 6-K, furnished to the Commission on March 14, 2005)

4.2	Cameco Corporation Amended and Restated Bylaw No. 7 (incorporated by reference to Exhibit 1 to the Registrant’s Report on Form 6-K, furnished to the Commission on May 16, 2014)

4.3*	Amended and Restated Cameco Corporation Employee Share Ownership Plan for Employees of Non-Canadian Participating Affiliates

23.1*	Consent of KPMG LLP

24.1*	Power of Attorney (included on the signature page hereto)

107*	Calculation of Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Saskatoon, in the Province of Saskatchewan, on this 8th day of August, 2024.

CAMECO CORPORATION

By:	/s/ Tim Gitzel
Name: Tim Gitzel
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the undersigned has signed this Form S-8 solely in her capacity as the duly authorized representative of Cameco Corporation in the United States, on this 8th day of August, 2024.

POWER RESOURCES, INC.
(Authorized Representative in the United States)

By:	/s/ Cristina Giffin
Name: Cristina Giffin
Title: Treasurer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sean Quinn and Grant Isaac, and each of them, his/her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the date set forth beside each of their names and titles.

Signature	Title	Date
/s/ Tim Gitzel	President and Chief Executive Officer and Director (principal executive officer)	August 8, 2024
Tim Gitzel

/s/ Grant Isaac	Executive Vice-President and Chief Financial Officer (principal financial and accounting officer)	August 8, 2024
Grant Isaac

/s/ Catherine Gignac	Director	August 8, 2024
Catherine Gignac

/s/ Daniel Camus	Director	August 8, 2024
Daniel Camus

/s/ Tammy Cook-Searson	Director	August 8, 2024
Tammy Cook-Searson

/s/ Kathryn Jackson	Director	August 8, 2024
Kathryn Jackson

/s/ Don Kayne	Director	August 8, 2024
Don Kayne

/s/ Dominique Minière	Director	August 8, 2024
Dominique Minière

/s/ Leontine van Leeuwen-Atkins	Director	August 8, 2024
Leontine van Leeuwen-Atkins